Exhibit 99.1

Fox Factory Holding Corp. Reports Second Quarter Fiscal 2025 Financial Results
DULUTH, Georgia, August 7, 2025 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”), a premium brand and a global leader in the design, engineering and manufacturing of performance-defining products and systems for customers worldwide, today reported financial results for the second fiscal quarter ended July 4, 2025.

Second Quarter Fiscal 2025 Highlights
•Net sales across all segments grew year-over-year and sequentially
◦Year-over-year net sales up $26.4M or 7.6% to $374.9M, compared to the prior year period
◦Sequentially, net sales up $19.9M or 5.6%, compared to Q1 2025
•Net income of $2.7M, compared to $5.4M in the prior year period
•Consolidated adjusted EBITDA of $49.3M was up $5.2M year-over-year and up $9.7M sequentially compared to Q1 2025
◦Year-over-year consolidated adjusted EBITDA margin increased 40 basis points to 13.1%, as compared to the prior year period
◦Sequentially, consolidated adjusted EBITDA margin increased 190 basis points as compared to Q1 2025
•Earnings per diluted share was $0.07, as compared to $0.13 in the prior year period
•Adjusted earnings per diluted share was $0.40 impacted by an effective tax rate of 50.9%, as compared to $0.38 in the prior year period
•Cost reduction initiatives progressing in line with expectations and helping mitigate tariff impacts
•Net leverage improved to 3.8x as compared to 4.1x in Q1 2025

Management Commentary
“We delivered significant progress in the second quarter with $375 million in net sales, representing growth across all three segments, both sequentially and year-over-year, along with continued adjusted EBITDA margin improvement,” commented Mike Dennison, FOX’s Chief Executive Officer. “Our focus on world class product innovation continues to drive growth even in these highly uncertain times. While our premium products are bolstering the top line, our operational improvement and strategic cost management initiatives are yielding tangible results on the bottom line.
“We’ve built a strong foundation for enhanced profitability as we navigate an evolving tariff landscape. Our proactive cost reduction and working capital improvement initiatives — including footprint optimization across three continents, production shifts from higher-cost regions, strategic sourcing, and customer pricing discussions — are helping us manage through this period. We recognize there’s more work ahead, and we remain focused on delivering performance-defining innovations and executing our product roadmap — a model that has served FOX well for decades and resulted in leading market share positions across our businesses. As the consumer discretionary environment stabilizes, we expect this combination of operational excellence and innovation-led growth to restore industry-leading profitability.”

Second Quarter 2025 Results
Net sales for the second quarter of fiscal 2025 were $374.9 million, an increase of 7.6%, as compared to net sales of $348.5 million in the second quarter of fiscal 2024. This increase reflects a $13.6 million or 11.0% increase in Specialty Sports Group (“SSG”) net sales, a $7.0 million or 6.5% increase in Aftermarket Applications Group (“AAG”) net sales, and a $5.7 million or 4.9% increase in Powered Vehicles Group (“PVG”) net sales. The increase in SSG net sales from $123.6 million to $137.2 million is related to the stabilization in bike sales. The increase in AAG net sales from $107.1 million to $114.1 million is driven by increased demand for aftermarket products; while, high interest rates, high vehicle costs and macroeconomic conditions continue to impact dealers and consumers. The increase in PVG net sales from $117.8 million to $123.5 million is primarily due to the expansion of the motorcycle business, which offset lower industry demand in the automotive original equipment (“OE”) product lines.
Gross margin was 31.2% for the second quarter of fiscal 2025, compared to gross margin of 31.8% in the second quarter of fiscal 2024. The decrease in gross margin was primarily driven by shifts in our product line mix and impact of tariffs. Adjusted gross margin, which excludes the effects of amortization of acquired inventory valuation markup, decreased 60 basis points to 31.3% from the same prior fiscal year period. However, gross margin and adjusted gross margin increased sequentially from first quarter of 2025 by 30 basis points and 40 basis points, respectively.
Total operating expenses were $98.5 million, or 26.3% of net sales, for the second quarter of fiscal 2025, compared to $92.4 million, or 26.5% of net sales in the second quarter of fiscal 2024. Operating expenses increased by $6.1 million driven by organizational restructuring initiatives, research and development, and sales and marketing to support future growth and product innovation. Adjusted operating expenses were $83.5 million, or 22.3% of net sales, in the second quarter of fiscal 2025, compared to $78.4 million, or 22.5% of net sales, in the second quarter of the prior fiscal year.
Tax expense was $2.8 million in the second quarter of fiscal 2025, compared to tax benefit of $0.4 million in the second quarter of fiscal 2024. The increase in the Company’s income tax expense was primarily due to the unfavorable impact of discrete items in proportion to pre-tax income. For the second quarter of fiscal 2025, the difference between the Company’s effective tax rate of 50.9% and the 21% federal statutory rate was also primarily attributable to the unfavorable impact of discrete items in proportion to pre-tax income.
Net income attributable to FOX stockholders in the second quarter of fiscal 2025 was $2.7 million, compared to net income attributable to FOX stockholders of $5.4 million in the second quarter of the prior fiscal year. Earnings per diluted share for the second quarter of fiscal 2025 was $0.07, compared to earnings per diluted share of $0.13 for the second quarter of fiscal 2024. Adjusted net income in the second quarter of fiscal 2025 was $16.6 million, or $0.40 of adjusted earnings per diluted share, compared to adjusted net income of $15.9 million, or $0.38 of adjusted earnings per diluted share, in the same period of the prior fiscal year.
Adjusted EBITDA in the second quarter of fiscal 2025 was $49.3 million, compared to $44.1 million in the second quarter of fiscal 2024. Adjusted EBITDA margin in the second quarter of fiscal 2025 was 13.1%, compared to 12.7% in the second quarter of fiscal 2024 and compared to 11.2% in the first quarter of fiscal 2025.

First Six Months Fiscal 2025 Results
Net sales for the six months ended July 4, 2025, were $729.9 million, an increase of 7.0% compared to the six months ended June 28, 2024. This increase reflects a $21.2 million or 8.9% increase in SSG net sales, a $17.1 million or 8.2% increase in AAG net sales, and a $9.7 million or 4.1% increase in PVG net sales. The increase in SSG sales from $237.1 million to $258.2 million is related to the stabilization in bike sales. The increase in AAG net sales from $209.0 million to $226.1 million is driven by increased demand for aftermarket products; however, high interest rates, high vehicle costs and macroeconomic conditions impacting dealers and consumers continue to pose challenges. The increase in PVG net sales from $235.9 million to $245.6 million is primarily due to the expansion of the motorcycle business, which offset lower industry demand in power sports and automotive OE product lines.
Gross margin was 31.1% in the six months ended July 4, 2025, a 30-basis point decrease, compared to gross margin of 31.4% in the six months ended June 28, 2024. The decrease in gross margin is primarily driven by shifts in our product line mix and impact of tariffs. Adjusted gross margin, excluding the effects of the amortization of an acquired inventory valuation markup and organizational restructuring expenses, was 31.1% in the six months ended July 4, 2025, a 100-basis point decrease, compared to 32.1% in the six months end June 28, 2024.
Total operating expenses were $458.7 million, or 62.8% of net sales, in the six months ended July 4, 2025, compared to $186.7 million, or 27.4% of net sales in the six months ended June 28, 2024. Operating expenses increased by $272.1 million primarily due to the impact of goodwill impairment. Adjusted operating expenses were $167.9 million in the six months ended July 4, 2025, compared to $158.7 million in the six months ended June 28, 2024, primarily on higher investments in research and development and sales and marketing to support future growth and product innovation. While adjusted operating expenses increased, adjusted operating expense margin improved from 23.3% to 23.0%, reflecting leverage on higher sales.
Net loss attributable to FOX stockholders in the six months ended July 4, 2025 was $257.0 million, compared to net income attributable to FOX stockholders of $1.9 million in the six months ended June 28, 2024. Net loss per diluted share for the six months ended July 4, 2025 was $6.15, compared to earnings per diluted share of $0.05 in the same period of fiscal 2024. Adjusted net income in the six months ended July 4, 2025 was $26.4 million, or $0.63 of adjusted earnings per diluted share, compared to $27.8 million, or $0.67 of adjusted earnings per diluted share in the same period of the prior fiscal year.
Adjusted EBITDA increased to $88.9 million in the six months ended July 4, 2025, compared to $84.6 million in the six months end June 28, 2024. Adjusted EBITDA margin decreased to 12.2% in the six months ended July 4, 2025, compared to 12.4% in the period of the prior fiscal year.
Reconciliations to non-GAAP measures are provided at the end of this press release.

Balance Sheet Summary
As of July 4, 2025, the Company had cash and cash equivalents of $81.5 million, compared to $71.7 million as of January 3, 2025. Inventory was $412.8 million as of July 4, 2025, compared to $404.7 million as of January 3, 2025. As of July 4, 2025, accounts receivable and accounts payable were $185.4 million and $131.1 million, respectively, compared to $165.8 million and $144.1 million, respectively, as of January 3, 2025. Prepaids and other current assets were $67.0 million as of July 4, 2025, compared to $85.4 million as of January 3, 2025. Goodwill was $377.4 million as of July 4, 2025, compared to $639.5 million as of January 3, 2025. Total debt was $698.8 million as of July 4, 2025 compared to $705.1 million as of January 3, 2025. The increase in cash and cash equivalents was mainly due to a decrease in prepaids and other current assets driven by lower chassis deposits as a result of working capital optimization efforts, partially offset by capital expenditures and debt repayments. Inventory increased by $8.1 million, driven by foreign currency translation, planned inventory builds to support anticipated demand, and the impact from higher tariffs, partially offset by our strong execution of continuous improvement efforts to optimize inventory levels across the organization, particularly within PVG. The change in accounts receivable is due to higher sales in the fiscal quarter ended July 4, 2025 compared to the fiscal quarter ended January 3, 2025. The change in accounts payable reflects the timing of vendor payments. Goodwill decreased after the Company conducted its quantitative impairment assessment in the first quarter of fiscal 2025 triggered by adverse changes in U.S. tariff policies, new and expanded tariffs enacted by the current presidential administration, and resulting sustained decline in the Company’s stock price, leading to a non-cash impairment charge.
Third Quarter and Fiscal 2025 Guidance
For the third quarter of fiscal 2025, the Company expects net sales in the range of $370 million to $390 million and adjusted earnings per diluted share in the range of $0.45 to $0.65.
For the fiscal year 2025, in consideration of the Company’s year-to-date performance and current visibility to tariff impacts, it now expects net sales in the range of $1.45 billion to $1.51 billion, adjusted earnings per diluted share in the range of $1.60 to $2.00, and a full year adjusted tax rate in the range of 15% to 18%.
While the impact of the tariff policies on demand remains uncertain, new and expanded tariffs are expected to continue to pose significant challenges for the industries that the Company serves. For 2025, the Company’s pre-mitigated tariff expense has increased from prior expectations of approximately $38 million to upwards of $50 million. However, the Company has identified countermeasures to partially offset these impacts and believes it can absorb this unmitigated component in its updated guidance for full year 2025.
Adjusted earnings per diluted share excludes the following items net of applicable tax: amortization of purchased intangibles, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses and related losses, non-cash goodwill impairment, and strategic transformation costs. A quantitative reconciliation of adjusted earnings per diluted share for the third quarter and full fiscal year 2025 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, all of the elements necessary to provide such a reconciliation. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Conference Call & Webcast
The Company will hold an investor conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number for North America listeners is (800) 445-7795, and international listeners may dial (785) 424-1699; the conference ID is FOXFQ225 or 36937225. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the Company’s website at http://www.investor.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
Available Information
Fox Factory Holding Corp. announces material information to the public about the Company through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, and the investor relations section of its website (https://investor.ridefox.com) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.
About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. is a global leader in the design, engineering and manufacturing of premium products that deliver championship-level performance for specialty sports and on- and off-road vehicles. Its portfolio of brands, like FOX, Marucci, Method Race Wheels and more, are fueled by unparalleled innovation that continuously earns the trust of professional athletes and passionate enthusiasts all around the world. The Company is a direct supplier of shocks, suspension, and components to leading powered vehicle and bicycle original equipment manufacturers and offers premium baseball and softball gear and equipment. The Company acquires complementary businesses to integrate engineering and manufacturing expertise to reach beyond its core shock and suspension segment, diversifying its product offerings and increasing its market potential. It also provides products in the aftermarket through its global network of retailers and distributors and through direct-to-consumer channels.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”) in the United States (“U.S.”), FOX includes in this press release certain non-GAAP financial measures consisting of “adjusted gross profit,” “adjusted gross margin,” “adjusted operating expense,” “adjusted operating expense margin”, “adjusted net income,” “adjusted earnings per share,” “adjusted EBITDA,” “adjusted EBITDA margin,” and “free cash flow,” all of which are non-GAAP financial measures. FOX defines adjusted gross profit as gross profit adjusted for the amortization of acquired inventory valuation markups and cost of goods sold associated with organizational restructuring. Adjusted gross margin is defined as adjusted gross profit divided by net sales. FOX defines adjusted operating expense as operating expense adjusted for amortization of purchased intangibles, goodwill impairment, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, and certain strategic transformation costs. FOX defines adjusted operating expense margin as adjusted operating expense divided by net sales. FOX defines adjusted net income as net income (loss) attributable to FOX stockholders adjusted for amortization of purchased intangibles, goodwill impairment, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, and strategic transformation costs, all net of applicable tax. Adjusted earnings per share is defined as adjusted net income divided by the weighted average number of basic or diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income (loss) adjusted for interest expense, net other expense, income taxes or tax benefits, amortization of purchased intangibles, goodwill impairment, depreciation, stock-based compensation, litigation and settlement related expenses, organizational restructuring expenses and related losses, acquisition and integration-related expenses and strategic transformation costs that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales. Free cash flow is defined as net cash (used in) provided by operating activities less purchases of property and equipment. These adjustments are more fully described in the tables included at the end of this press release.
FOX includes these non-GAAP financial measures to provide investors with additional insight on the Company’s operating performance and trends, as well as to supplement their understanding of the results of the Company’s core operations. In particular, the exclusion of certain items in calculating the non-GAAP financial measures consisting of adjusted gross profit, adjusted operating expense, adjusted net income and adjusted EBITDA (and accordingly, adjusted gross margin, adjusted operating expense margin, adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate adjusted gross profit, adjusted gross margin, adjusted operating expense, adjusted operating expense margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	As of	As of
	July 4, 2025	January 3, 2025

Assets
Current assets:
Cash and cash equivalents	$81,451	$71,674
Accounts receivable (net of allowances of $1,033 and $1,848, respectively)	185,359	165,827
Inventory	412,762	404,736
Prepaids and other current assets	66,983	85,443
Total current assets	746,555	727,680
Property, plant and equipment, net	247,471	246,393
Lease right-of-use assets	98,721	104,019
Deferred tax assets, net	48,649	44,364
Goodwill	377,366	639,505
Trademarks and brands, net	256,041	264,126
Customer and distributor relationships, net	150,540	161,585
Core technologies, net	21,655	23,154
Other assets	18,004	21,484
Total assets	$1,965,002	$2,232,310
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$131,129	$144,067
Accrued expenses	90,596	91,427
Current portion of long-term debt	24,286	24,286
Total current liabilities	246,011	259,780
Revolver	157,000	153,000
Term Loans, less current portion	517,494	527,775
Other liabilities	85,895	90,611
Total liabilities	1,006,400	1,031,166
Non-controlling interest	(117)	(38)
Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of July 4, 2025 and January 3, 2025	—	—
Common stock, $0.001 par value — 90,000 authorized; 42,690 shares issued and 41,801 outstanding as of July 4, 2025; 42,574 shares issued and 41,684 outstanding as of January 3, 2025	42	42
Additional paid-in capital	345,932	339,266
Treasury stock, at cost; 890 common shares as of July 4, 2025 and January 3, 2025	(13,754)	(13,754)
Accumulated other comprehensive income	8,045	224
Retained earnings	618,454	875,404
Total stockholders’ equity	958,719	1,201,182
Total liabilities and stockholders’ equity	$1,965,002	$2,232,310

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	July 4, 2025	June 28, 2024	July 4, 2025	June 28, 2024
Net sales	$374,864	$348,491	$729,894	$681,963
Cost of sales	257,873	237,528	503,224	467,842
Gross profit	116,991	110,963	226,670	214,121
Operating expenses:
Goodwill impairment	—	—	262,129	—
General and administrative	39,044	36,962	76,375	74,383
Sales and marketing	31,216	29,539	64,063	60,725
Research and development	17,847	14,789	34,886	29,228
Amortization of purchased intangibles	10,356	11,083	21,276	22,320
Total operating expenses	98,463	92,373	458,729	186,656
Income (loss) from operations	18,528	18,590	(232,059)	27,465
Interest expense	14,388	13,865	27,322	27,194
Other income, net	(1,365)	(311)	(1,515)	(2)
Income (loss) before income taxes	5,505	5,036	(257,866)	273
Provision (benefit) from income taxes	2,800	(371)	(837)	(1,638)
Net income (loss)	$2,705	$5,407	$(257,029)	$1,911
Less: net loss attributable to non-controlling interest	(39)	—	(79)	—
Net income (loss) attributable to FOX stockholders	$2,744	$5,407	$(256,950)	$1,911
Earnings (net loss) per share:
Basic	$0.07	$0.13	$(6.15)	$0.05
Diluted	$0.07	$0.13	$(6.15)	$0.05
Weighted-average shares used to compute earnings per share:
Basic	41,788	41,673	41,749	41,662
Diluted	41,866	41,705	41,749	41,717

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the six months ended
	July 4, 2025	June 28, 2024
OPERATING ACTIVITIES:
Net (loss) income	$(257,029)	$1,911
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Goodwill impairment	262,129	—
Depreciation and amortization	43,707	40,854
Provision for inventory reserve	(592)	572
Stock-based compensation	7,917	6,109
Amortization of acquired inventory step-up	342	4,485
Amortization of loan fees	2,704	1,540
Amortization of deferred gains on prior swap settlements	(783)	(2,126)
Proceeds from interest rate swap settlements	2,224	1,434
Asset impairment	789	—
Loss on disposal of property and equipment	965	(27)
Deferred taxes	(5,082)	(184)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(15,396)	12,003
Inventory	1,775	(7,809)
Income taxes	(3,996)	(23,172)
Prepaids and other assets	17,572	(37,107)
Accounts payable	(19,412)	34,633
Accrued expenses and other liabilities	(366)	2,921
Net cash provided by operating activities	37,468	36,037
INVESTING ACTIVITIES:
Purchases of property and equipment	(19,412)	(21,188)
Acquisitions of businesses, net of cash acquired	—	(5,041)
Acquisition of other assets, net of cash acquired	—	(350)
Net cash used in investing activities	(19,412)	(26,579)
FINANCING ACTIVITIES:
Proceeds from revolver	57,000	119,000
Payments on revolver	(53,000)	(295,000)
Proceeds from issuance of debt	—	200,000
Repayment of term debt	(12,142)	(7,143)
Purchase and retirement of common stock	—	(25,000)
Repurchases from stock compensation program, net	(1,251)	(2,545)
Net cash used in financing activities	(9,393)	(10,688)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,114	(166)
CHANGE IN CASH AND CASH EQUIVALENTS	9,777	(1,396)
CASH AND CASH EQUIVALENTS—Beginning of period	71,674	83,642
CASH AND CASH EQUIVALENTS—End of period	$81,451	$82,246

FOX FACTORY HOLDING CORP.
NET INCOME (LOSS) TO ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF ADJUSTED EARNINGS PER SHARE
(in thousands, except per share data)
(unaudited)
The following tables provide a reconciliation of net income (loss) attributable to FOX stockholders, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted net income (a non-GAAP measure), and the calculation of adjusted earnings per share (a non-GAAP measure) for the three and six months ended July 4, 2025 and June 28, 2024. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	July 4, 2025	June 28, 2024	July 4, 2025	June 28, 2024
Net income (loss) attributable to FOX stockholders	$2,744	$5,407	$(256,950)	$1,911
Goodwill impairment	—	—	262,129	—
Amortization of purchased intangibles	10,356	11,083	21,276	22,320
Litigation and settlement-related expenses	474	1,231	1,191	2,760
Other acquisition and integration-related expenses(1)	723	470	1,340	5,633
Organizational restructuring expenses(2)	3,557	413	5,180	520
Organizational restructuring related losses	392	—	1,091	—
Strategic transformation costs(3)	—	822	20	1,254
Tax impacts of reconciling items above(4)	(1,634)	(3,531)	(8,876)	(6,578)
Adjusted net income	$16,612	$15,895	$26,401	$27,820

Adjusted EPS
Basic	$0.40	$0.38	$0.63	$0.67
Diluted	$0.40	$0.38	$0.63	$0.67

Weighted average shares used to compute adjusted EPS
Basic	41,788	41,673	41,749	41,662
Diluted	41,866	41,705	41,819	41,717
(1) Represents various acquisition-related costs and expenses incurred to acquire and integrate acquired entities into the Company’s operations and the impact of the finished goods inventory and property, plant and equipment valuation adjustments recorded in connection with the purchase of acquired assets, per period as follows:

	For the three months ended		For the six months ended
	July 4, 2025	June 28, 2024	July 4, 2025	June 28, 2024
Acquisition related costs and expenses	$276	$470	$479	$1,148
Purchase accounting property, plant and equipment fair value adjustment amortization	269	—	519	—
Purchase accounting inventory fair value adjustment amortization	178	—	342	4,485
Other acquisition and integration-related expenses	$723	$470	$1,340	$5,633

(2) Represents expenses associated with various restructuring initiatives.
(3) Represents costs associated with various strategic initiatives.
(4) All tax impacts are calculated using the annual effective tax rate, except for tax impact of goodwill impairment. The effective rate of the goodwill impairment was 1.61% because of non-deductible tax goodwill.

FOX FACTORY HOLDING CORP.
NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN
(in thousands, except percentages)
(unaudited)
The following tables provide a reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA (a non-GAAP measure), and a reconciliation of net income margin to adjusted EBITDA margin (a non-GAAP measure) for the three and six months ended July 4, 2025 and June 28, 2024. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	July 4, 2025	June 28, 2024	July 4, 2025	June 28, 2024
Net sales
Powered Vehicles Group	$123,514	$117,795	$245,612	$235,908
Aftermarket Applications Group	114,144	107,129	226,058	208,981
Specialty Sports Group	137,206	123,567	258,224	237,074
Net sales	$374,864	$348,491	$729,894	$681,963

Net income (loss)	$2,705	$5,407	$(257,029)	$1,911
Goodwill impairment	—	—	262,129	—
Provision (benefit) from income taxes	2,800	(371)	(837)	(1,638)
Depreciation and amortization(1)	21,449	20,403	43,188	40,854
Non-cash stock-based compensation	4,562	2,203	7,917	6,109
Litigation and settlement-related expenses	474	1,231	1,191	2,760
Other acquisition and integration-related expenses(2)	723	470	1,340	5,633
Organizational restructuring expenses(3)	3,557	413	5,170	476
Organizational restructuring related losses	392	—	1,090	—
Strategic transformation costs(4)	—	822	20	1,254
Interest and other expense, net	12,631	13,554	24,716	27,192
Adjusted EBITDA	$49,293	$44,132	$88,895	$84,551

Net income (loss) margin	0.7%	1.6%	(35.2)%	0.3%

Adjusted EBITDA margin	13.1%	12.7%	12.2%	12.4%

Powered Vehicles Group	$16,387	$15,889	$30,769	$31,770
Aftermarket Applications Group	16,016	14,156	33,010	29,026
Specialty Sports Group	30,385	29,214	53,779	53,271
Unallocated corporate expenses	(13,495)	(15,127)	(28,663)	(29,516)
Adjusted EBITDA	$49,293	$44,132	$88,895	$84,551

(1) Depreciation excludes amortization for purchase accounting property, plant and equipment fair value adjustment.
(2) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory and property, plant and equipment valuation adjustments recorded in connection with the purchase of acquired assets, per period as follows:

	For the three months ended		For the six months ended
	July 4, 2025	June 28, 2024	July 4, 2025	June 28, 2024
Acquisition related costs and expenses	$276	$470	$479	$1,148
Purchase accounting property, plant and equipment fair value adjustment amortization	269	—	519	—
Purchase accounting inventory fair value adjustment amortization	178	—	342	4,485
Other acquisition and integration-related expenses	$723	$470	$1,340	$5,633
(3) Represents expenses associated with various restructuring initiatives, excluding $11 in stock-based compensation for the six-month period ended July 4, 2025 and $44 for the six-month period ended June 28, 2024.
(4) Represents costs associated with various strategic initiatives.

FOX FACTORY HOLDING CORP.
GROSS PROFIT TO ADJUSTED GROSS PROFIT RECONCILIATION AND
CALCULATION OF GROSS MARGIN AND ADJUSTED GROSS MARGIN
(in thousands, except percentages)
(unaudited)
The following table provides a reconciliation of gross profit to adjusted gross profit (a non-GAAP measure) for the three and six months ended July 4, 2025 and June 28, 2024, and the calculation of gross margin and adjusted gross margin (a non-GAAP measure). These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	July 4, 2025	June 28, 2024	July 4, 2025	June 28, 2024
Net sales	$374,864	$348,491	$729,894	$681,963

Gross profit	$116,991	$110,963	$226,670	$214,121
Amortization of acquired inventory valuation markup	178	—	342	4,485
Organizational restructuring expenses	—	86	—	86
Adjusted Gross Profit	$117,169	$111,049	$227,012	$218,692

Gross Margin	31.2%	31.8%	31.1%	31.4%

Adjusted Gross Margin	31.3%	31.9%	31.1%	32.1%

FOX FACTORY HOLDING CORP.
OPERATING EXPENSE TO ADJUSTED OPERATING EXPENSE RECONCILIATION AND
CALCULATION OF ADJUSTED OPERATING EXPENSE MARGIN
(in thousands, except percentages)
(unaudited)
The following tables provide a reconciliation of operating expense to adjusted operating expense (a non-GAAP measure) and the calculations of operating expense margin and adjusted operating expense margin (a non-GAAP measure), for the three and six months ended July 4, 2025 and June 28, 2024. These non-GAAP financial measures are provided in addition to, and not as an alternative for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	July 4, 2025	June 28, 2024	July 4, 2025	June 28, 2024
Net sales	$374,864	$348,491	$729,894	$681,963

Operating expense	$98,463	$92,373	$458,729	$186,656
Goodwill impairment	—	—	(262,129)	—
Amortization of purchased intangibles	(10,356)	(11,083)	(21,276)	(22,320)
Litigation and settlement-related expenses	(474)	(1,231)	(1,191)	(2,760)
Other acquisition and integration-related expenses(1)	(545)	(470)	(998)	(1,148)
Organizational restructuring expenses(2)	(3,557)	(327)	(5,170)	(435)
Strategic transformation costs(3)	—	(822)	(20)	(1,254)
Adjusted operating expense	$83,531	$78,440	$167,945	$158,739

Operating expense margin	26.3%	26.5%	62.8%	27.4%

Adjusted operating expense margin	22.3%	22.5%	23.0%	23.3%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, excluding amortization for purchase accounting inventory fair value adjustment that was classified as cost of sales.
(2) Represents expenses associated with various restructuring initiatives.
(3) Represents costs associated with various strategic initiatives.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential”, “remain” or “continue” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans or intentions. Such forward-looking statements include, but are not limited to, statements with regard to expectations related to the future performance of FOX; the Company’s expected demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s expectation regarding its operating results and future growth prospects; the Company’s expected future sales and future adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to maintain its suppliers for materials, product parts and vehicle chassis without significant supply chain disruptions; the Company’s ability to improve operating and supply chain efficiencies; the Company’s ability to enforce its intellectual property rights; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; the Company’s ability to adapt its business model to mitigate the impact of certain changes in tax laws, tariffs, and international trade policies; changes in the relative proportion of profit earned in the numerous jurisdictions in which the Company does business and in tax legislation, case law and other authoritative guidance in those jurisdictions; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the spread of highly infectious or contagious diseases, such as COVID-19, causing disruptions in the U.S. and global economy and disrupting the business activities and operations of the Company’s customers, business and operations; the Company’s ability to increase its aftermarket penetration; the Company’s exposure to exchange rate fluctuations; the loss of key customers; our ability to accurately forecast demand for our products; strategic transformation costs; legal and regulatory developments, including the outcome of pending litigation or regulatory or other governmental inquiries, and the impact of changing emissions and other regulations in the various jurisdictions in which our products are produced, used, and/or sold; the cost of compliance with, or liabilities related to, environmental or other governmental regulations or changes in governmental or industry regulatory standards; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences and effectively compete against competitors; changes in demand for performance-defining products as well as the Company’s other products; the Company’s loss of key personnel, management and skilled engineers; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; product recalls and product liability claims; the impact of change in China-Taiwan relations on the Company’s business, operations or supply chain, the impact of the Russian invasion of Ukraine or the Israel-Palestine conflict or rising tension in the Middle East on the global economy, energy supplies and raw materials; future economic or market conditions, including the impact of inflation or the U.S. Federal Reserve’s interest rate changes in response thereto; changes in commodity, freight, and tariff costs (including tariff relief or our ability to mitigate tariffs, particularly in light of the policies of the current presidential administration and retaliatory actions in response thereto); our ability to mitigate increasing input costs through pricing or other measures; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K for the fiscal year ended January 3, 2025 and filed with the Securities and Exchange Commission on February 28, 2025, or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Jeff Sonnek
646-277-1263
Jeff.Sonnek@icrinc.com